Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-253034 and 333-253034-01

Verizon ABS II LLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Verizon ABS II LLC has filed with the SEC for more complete information about Verizon ABS II LLC, Verizon Master Trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Verizon ABS II LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.
Free Writing Prospectus dated September 6, 2023

$700,000,000(1)
Series 2023-5 Asset Backed Notes
Verizon Master Trust
Issuing Entity or Trust
(CIK Number: 0001844964)

Verizon ABS II LLC Depositor (CIK Number: 0001836995)	Cellco Partnership d/b/a Verizon Wireless Sponsor and Servicer (CIK Number: 0001175215)

The depositor has prepared a preliminary prospectus dated September 6, 2023, which describes the Series 2023-5 notes (the “notes”) issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.
Ratings
It is a condition to the issuance of the notes that they receive at least the indicated ratings from Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s” and, together with Fitch, the “rating agencies”) listed below.
	Fitch	Moody’s
Class A-1a notes	AAAsf	Aaa (sf)
Class A-1b notes	AAAsf	Aaa (sf)
Class B notes	AA+sf	Aa1 (sf)
Class C notes	AA-sf	A1 (sf)
________________
(1)             The initial note balance of each class of notes may be increased or decreased, pro rata, on or before the day of pricing.

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.
None of the sponsor, the originators, the additional transferor, the servicer, the depositor, the parent support provider, the marketing agent, the indenture trustee, the owner trustee, the master collateral agent, the asset representations reviewer, the underwriters or any of their respective affiliates will be required to monitor any changes to the ratings of the notes.

JOINT BOOKRUNNERS
Citigroup (sole structurer)	Barclays	BNP PARIBAS	Wells Fargo Securities
CO-MANAGERS
Academy Securities	AmeriVet Securities	R. Seelaus & Co., LLC